Exhibit 10.1

First Amendment

to

At the Market Issuance Sales Agreement

This First Amendment to At the Market Issuance Sales Agreement (this “Amendment”) is entered into on March 19, 2024 (the “Effective Date”) by and between Ascendiant Capital Markets, LLC (the “Agent”), and Verb Technology Company, Inc. (the “Company”). Defined terms used herein have the definitions assigned to them in the At the Market Issuance Sales Agreement between the parties dated December 15, 2023 (the “Offering Agreement”). Unless specifically amended or modified herein, the other terms of the Offering Agreement remain in full force and effect, not amended or modified, as of the date hereof.

1. The amount of Shares that may be sold under and pursuant to the terms of the Offering Agreement is increased from $960,000 to $6,260,000.

2. At the date of this Amendment, for the sake of clarification of items to be delivered in connection with the change in the amount of Shares, the Company will deliver or will arrange for the delivery of the following:

(i) A Representation Date Certificate as provided in Section 7(l) of the Offering Agreement, with the understanding that the Company has sold Shares after the date of the Offering Agreement up to and through the date of this Amendment;

(ii) An opinion or “bring down” opinion of counsel to the Company with such opinion covering the amount of Shares of $6,260,000 that may be sold;

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter will constitute a binding agreement between the Company and the Agent.

Very truly yours,

Verb Technology Company, Inc.

By:	/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

ASCENDIANT CAPITAL MARKETS, LLC

By:	/s/ Bradley J. Wilhite
Name:	Bradley J. Wilhite
Title:	Managing Partner

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